EXHIBIT A – CODE OF ETHICS

Introduction

This Code of Ethics (the “Code of Ethics”) has been adopted by L2 Asset Management, LLC (the “Firm”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). The Firm has a strong commitment to conduct business in an ethical manner and in full compliance with applicable laws and regulations. The Firm expects the very same commitment from its Employees.

Summary of Principles

The Firm has a fiduciary duty in managing the Funds and must place the interest of the Funds first. Any actual or potential conflicts of interest must be avoided, and those that are present must be adequately disclosed. The Firm’s Employees are expected to comply with all applicable laws and regulations, including federal securities laws as well as other federal, state and local laws. Employees are expected to act with integrity, competence and an ethical manner in all business dealing and to avoid actual and potential conflicts. In conducting investment analysis, making investment recommendations and taking investment actions, Employees must exercise and due care and professional judgment. In addition, Employees are expected to adhere to all confidentiality provisions related to personal and business information (See Section 6).

This Code of Ethics is a summary of principles which guide the Firm’s business practices. These principles may not address every situation; therefore, it may be appropriate to consult with the CCO even when the Employee may consider the activity to be within the Firm’s guidelines.

This Code of Ethics applies to every Firm Employee, as defined in Section 1 of the Manual.

Anti-Fraud Obligations

As noted above, Employees are required to act with the highest standard of care, honesty and good faith in executing their fiduciary duties to clients.

Specifically, all Employees are subject to Section 206 of the Advisers Act that makes it unlawful to directly or indirectly:

•	To employ any device, scheme, or artifice to defraud any client or prospective client;
•	To engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;
•	Acting as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which the adviser is acting and obtaining consent of the client to such transaction; or
•	To engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

There are many types of activities that hedge fund firms such as the Firm have engaged in that have been found to fall within the scope of Section 206 of the Advisers Act. These include:

•	Appropriating investment opportunities that should be made available to clients;
•	Maintaining undisclosed brokerage or commission-splitting arrangements;
•	Failing to disclose any financial interest of the Firm or its affiliates in portfolio companies or potential portfolio companies;
•	Misappropriating funds under management;
•	Signing documents on behalf of an investor;

The conduct described above is not exclusive. If an Employee engages in any dishonest or unethical practices, as determined in its sole discretion, the Firm may terminate the Employee for cause, and/or fine, suspend, or terminate the individual for his/her actions.

The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. When in doubt about the advisability or propriety of a particular practice or matter, please speak to the CCO.

Section I: Personal Account Trading

Definitions

Although the Code of Ethics applies to all Employees, certain provisions of this Section I apply only to the Firm’s “Access Persons”. The Addendum contains a current list of the Firm’s “Access” and “Non-Access Persons”.

The term “Access Person” means supervised persons of the Firm who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. All of the firm’s directors, officers and partners are presumed to be Access Persons, but may not be, in the discretion of the CCO, depending on their level of involvement with the Firm’s investment advisory process. As noted in the Addendum, all Employees of the Firm are currently considered Access Persons.

In general, “Covered Accounts” include all accounts held by an Employee, as well as all accounts held by members of the Employee’s immediate household sharing the same household (i.e. spouse, children and parents). A “Covered Account” also include accounts for which the Employee has control over investment decisions (“direct or indirect influence or control over trading”, i.e. an account where the Employee is trustee), or in which the Employee has a beneficial interest (i.e. beneficiary of a trust). Please consult the CCO for any questions about whether an account is a “Covered Account”.

For example, all of these types of accounts would be considered “Covered Accounts”:

1.	A brokerage account in which Covered Securities are currently traded.
2.	A brokerage account in which a spouse or other member of the immediate household trades Covered Securities.
3.	A brokerage account in which Covered Securities can be traded. Note: even if Covered Securities are NOT currently traded in this account, if it is possible to trade them in the account, then the account must be reported.
4.	A brokerage account in which an Access Person can direct the trading of Covered Securities even if such an account is not titled in the Access Person’s name, i.e., an account for a child.
5.	Investments in hedge funds or private equity funds.

“Covered Securities” include debt and equity securities, options, futures, commodities, derivatives, limited partnership and limited liability company interests, hedge fund interests, foreign unit trusts, foreign mutual funds, privately placed securities, and ETFs that are not organized as unit investment trusts or as open-end mutual funds.

The term “Covered Securities” does not include:

-	Transactions and holdings in direct obligations of the Government of the United States.
-	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
-	Shares of money market funds.
-	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
-	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
-	Transactions effected pursuant to an automatic investment plan, i.e. reinvestment of cash dividends.

The term “Managed Account” means an account held by an Access Person, and/or an account held by members of the Access Person’s immediate family sharing the same household, over which the Access Person does not exercise any direct or indirect influence or control over trading17 and that is not a Covered Account. An example of a Managed Account would be a blind trust. If the Access Person can engage in any one or more of the following actions, the account is a Covered Account and cannot be deemed to be a Managed Account:

1.	Suggesting purchases or sales of investments to a trustee or third-party discretionary manager;
2.	Directing purchases or sales of investments; or
3.	Consulting with a trustee or third-party discretionary manager as to the particular allocation of investments to be made.

The CCO will make the determination, in his or her sole discretion, as to whether an account is a “Managed Account”. The CCO will collect account opening documents and/or additional information regarding the nature of such account in order to make this determination. Such additional information may include contacting the third-party manager or trustee to discuss the nature of the account.

[17]	See SEC Investment Management Guidance Updated dated June 2015, No. 2015-03. http://www.sec.gov/investment/im-guidance-2015-03.pdf

Securities Reports by Access Persons

1.	Initial Holdings and Subsequent Transactions Reporting

No later than 10 days after first becoming an Access Person, each Access Person shall provide the CCO a list of (i) all Covered Accounts and Managed Accounts, and (ii) all Covered Securities held in all Covered Accounts, with information current as of a date no more than 45 days prior to the date the person became an Access Person.

Thereafter, every “Access Person” must arrange to have all account statements for their Covered Accounts sent to the CCO. Typically account statements will be produced on a monthly basis, although occasionally the statements will only be produced quarterly. Broker-dealers are required to produce a quarterly statement and will produce a monthly statement in any month in which a transaction has occurred in the account. At a minimum, statements must be produced quarterly.

Such Covered Account statements must contain certain required information, depending on the type of transaction being reported, such as the following information (as applicable):

•	The date and nature of each transaction (purchase, sale or any other type of acquisition or disposition), if any;
•	Title, and as applicable the exchange ticker symbol or CUSIP number (if any), interest rate and maturity date, number of shares and, principal amount of each Security and the price at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date of issuance of the Covered Account statements.
•	For Employees holding private placement securities, such as hedge funds or private equity funds, monthly statements and the annual K-1 statement must be provided if a brokerage statement is not available.

The holding reports shown on the account statement must contain at least the following information for each security: name, security type, CUSIP number or ticker symbol, number of shares, the principal amount of each security, the name of the broker/dealer where the shares are held, as well as the date the report was submitted to the Firm.

Additionally, the transaction reports shown on the account statement must include at least the following information for each security: name, security type, the CUSIP number or ticker symbol, transaction type, number of shares, the price, interest rate, maturity date, the principal amount of each security, the name of the broker/dealer where the shares are held, as well as the date the report was submitted to the Firm.

Delivery of the account statement directly from the brokerage is the preferred method by which the Firm would like to obtain the required information for the transaction and holdings reports. If this is not possible, Employees must consult with the CCO to develop an alternate mechanism of reporting. Account statements must be submitted no later than 30 days after the end of the reporting period.

Notwithstanding the above-stated requirements, statements showing both holdings and transaction in private placement investments (such as hedge funds or private equity funds) must be delivered annually to the CCO. If a brokerage statement is not available or is inapplicable, as in the case of a privately-held security or securities held in certificated form, consult with the CCO to determine the best form for reporting such holdings and transactions.

The Firm has a form letter available for Employee use to arrange for delivery of brokerage statements.

Transactions made pursuant to an automatic investment plan, i.e., reinvestment of dividends, do not need to be reported hereunder.

2.	Annual Holdings Report

Employees will be required to certify annually as to their Covered Accounts and Managed Accounts, and must report all new Covered Accounts and all Managed Accounts immediately to the CCO.

All Access Persons shall provide annual holdings reports listing:

•	all Covered Accounts currently open, and
•	if not otherwise reflected on a brokerage statement, all Covered Securities owned in the Access Person’s Covered Accounts, on the form to be provided by the CCO, with information current as of a date no more than 45 days prior to the date the report is submitted.

3.	Summary of Covered Account and Managed Account Requirements

Set forth in an Addendum to this Code of Ethics is a summary chart of requirements related to each account type discussed above.

Pre-Approval (Pre-clearance), Minimum Holding Period and Prohibited Transactions

Members of the Firm may not buy or sell in a Covered Account:

1.	Single name equity securities and options on equity securities; and
2.	Any Covered Security if the issuer is named on the Firm’s Restricted List.

All other “Access Persons” may not buy or sell in a Covered Account:

1.	Any Covered Security if the issuer is named on the Firm’s Restricted List.

“Access Persons” must obtain prior approval (“pre-clearance”) from the CCO for a transaction in any Covered Securities not specifically prohibited above. Unless specifically noted, such prior approval for a specified securities transaction shall expire 24 hours after such approval is given. Please utilize the form provided by the CCO to obtain pre-clearance. Trades by the CCO that require pre-clearance must be pre-cleared by the Firm’s Managing Member.

Note that Access Persons must obtain pre-clearance prior to investing in an initial public offering or a limited (private) offering (such as a hedge fund). (Also see “Employment Conflicts of Interest”, below).

All Employees are prohibited from trading in shares of mutual funds in a manner inconsistent with a mutual fund’s prospectus.

The Firm recognizes that some Employees may hold positions that are not otherwise permissible under this policy at the time of its implementation or on the start date of their employment. Prior to selling or trading out of such positions, Employees must first request approval from the CCO (or the Managing Member in the case of the CCO).

The CCO shall review all transaction and holdings reports submitted by both Access Persons and document this review for violations of the policies set forth above, including maintaining a record of any violations of the policies contained herein.

Section II: Employment Conflicts of Interest

Employees shall not be involved in any activity, including personal investments, which is or gives the appearance of a conflict of interest with the Firm’s business.

Employees are required to obtain the prior written consent of the CCO prior to engaging in any outside business activity. Charitable activities are not included in this requirement unless the Employee is being compensated for such activity or unless the Employee is assisting in investing on behalf of a charity. Outside business activities may include a wide range of activities including but not limited to the following:

•	employment with an outside entity;
•	acting as an independent contractor to an outside party;
•	serving as a board member, officer, director or partner for any company besides the Firm;
•	having an ownership interest in a business other than the Firm;
•	acting as a solicitor, placement agent, or finder, including in any capacity where the Employee would receive a referral or solicitation fee; and/or
•	receiving other compensation for services rendered outside the scope of employment with the Firm.

Employee outside activities may present a conflict of interest with the Firm or the Funds, as well as potential for insider trading concerns. They therefore need to be pre-cleared by the CCO, who will examine each request closely to assess whether the Employee’s proposed outside activity would be in the best interest of the Firm and the Funds, as well as the extent to which a conflict of interest, or insider trading issues, would arise.

Section III: Gifts and Entertainment; Idea Dinners: Charitable Contributions.

1.	Gifts and Entertainment

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its clients. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery.

If there is any question about the appropriateness of any gift, Employees should consult the CCO. Under no circumstances may a gift to the Firm or any Employee be received as any form of compensation for services provided by the Firm or Employee. Cash, or cash equivalent, gifts are not permitted.

Accepting Gifts and Entertainment

On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons affiliated with the Firm. Under no circumstances may a gift to the Firm or any Employee be received as any form of compensation for services provided by the Firm or Employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of a nominal value (i.e., single or multiple gifts whose reasonable aggregate value is no more than $500 annually from a single giver), customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mug) with an aggregate annual value that does not exceed $500 may be accepted.

Giving Gifts and Providing Entertainment

Gifts to any client, broker-dealer, vendor or other person may not be used to effect a rebate or refund of fees, to correct a trade error or to offset any amount otherwise due to the recipient. Employees may not give any gift with an aggregate value more than $500 per year to any person associated with a securities or financial organization, including an exchange, broker-dealer or other investment management firm, to a member of the news media, or to any client or prospective client or any person associated with a client or prospective client. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or clients or prospective clients if both the Employee and the recipient are present and there is a business purpose for the entertainment. Given that the Firm’s business is highly relationship driven, it is anticipated that Employees may entertain the same person multiple times per year. However, Employees should not spend more than $250 per person/per event on business meals on such occasions.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the bribery of foreign government officials. Therefore, notwithstanding the foregoing, Employees are prohibited from giving gifts to foreign government officials and their immediate families.

There is a general exclusion for personal gifts (such as a wedding gift or a congratulatory gift for the birth of a child), provided that the gift is not “in relation to the business of the employer of the recipient.”18 To determine whether this exclusion applies, Employees should consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the giver personally paid for the gift. When a firm bears the cost of a gift (either directly or by reimbursing an employee), there is the presumption that such gift is in relation to the business of the employer of the recipient.

No gifts to investors are permitted without prior written approval of the CCO.

Solicitation of Gifts

All solicitation of entertainment, gifts or gratuities from any client, broker-dealer, vendor or another person is strictly prohibited.

2.	Idea Dinners.

Attendance at “Idea Dinners” and similar industry events must be approved in advance by the CCO. After attending the event, Employees must promptly log their attendance. The form of attendance log is provided by the CCO.

3.	Reporting.

Gifts given and received, even if permissible under this policy, must be reported on a form provided by the CCO. Once completed, the form should be submitted to the CCO.

4.	Charitable Donations.

Donations made by the Firm or Employees to charitable organizations with the intention of influencing such charities to become clients are strictly prohibited. Employees must notify the CCO if there is a perceived actual or apparent conflict of interest in connection with any charitable contribution.

Section IV: Political Contributions and Lobbying; Improper Payments

The Firm will not make direct contributions to any candidates for federal, state or local offices and it will not participate in, or set up, a Political Action Committee (PAC).

No contributions to a political campaign will be reimbursed with the Firm’s funds. No resources of the Firm (such as office supplies, conference room, letterhead, phone, fax or computer systems) shall be used for the purpose of supporting a political campaign.

Employees may not directly or indirectly offer or solicit any kind of payment or contribution for the purpose of:

[18]	See NASD Notice to Members 06-69 - December 2006.

•	influencing customers, vendors or public sector Employees;
•	obtaining, giving or keeping business; or
•	persuading any public sector Employee or any Employee of another company to fail to perform, or to improperly perform, his or her duties.

The Firm will immediately terminate any Employee who is found to have dealt illicitly with anyone -- vendor, customer, client, public sector Employee, etc. -- for personal gain. In serious cases, the Firm may take legal steps to recover losses. Employees should immediately report to the CCO any attempted bribe or other improper proposal.

No commercial bribes or other similar payments or benefits shall be, directly or indirectly, paid to Employees of suppliers or clients/investors. Commercial bribery includes any payment, or giving anything of value, direct or indirect, to any director, officer, Employee, or representative of a client/investor or supplier of the Firm made for the purpose of influencing or affecting such person’s business judgment or action.

SEC Rule 206(4)-5, the “Pay-to-Play” Rule, is designed to prevent political contributions to certain candidates who, if elected, may improperly influence investment selection decisions of public pension funds and other government entities. Under this Rule, for example, a pension fund would be prohibited from investing in a Fund if a “covered associate” within the Firm had contributed more than a de minimus amount to an elected official controlling that pension fund during the past two years.

Specifically, the Rule prohibits an investment adviser from providing advisory services for compensation to a government entity within two years following a more than de minimus contribution to an official of the government entity by the adviser or its “covered associates”. The de minimus amount is $350 per election to an official for whom the covered associate is entitled to vote, and $150 per election to an official for whom the covered associate is not entitled to vote.

For purposes of Rule 206(4)-5, at the present time, all Employees and partners of the Firm are “covered associates” as set forth in the Addendum to this Manual. The CCO will make a determination as to which Employees are “covered associates” and shall notify Employees of their status at the beginning of each year.

All Employees must pre-clear with the CCO all state and local political contributions, except those that are:

(i)	below $350 (in aggregate, per election), and for candidates or office-holders for which the Employee is entitled to vote, or
(ii)	below $150 (in aggregate, per election), and for candidates for which the covered associate is not entitled to vote, or
(iii)	contributions (of any amount) to a national election campaign, national political party, political action committee for a candidate for national office such as President of the US or members of the US Senate or House of Representatives.

However, note that if a national candidate currently holds a local or state office, contributions to him/her will be subject to the pre-clearance requirements.

Note that state or municipal laws may contain differing minimum contribution levels than Rule 206(4)-5.

Employees must pre-clear all other contributions as well as any contribution that they wish to make to a government official who controls an entity to which the Firm currently provides investment advice or is contemplating providing investment advice. Contact with state or municipal officials may also require the Firm and/or Employee to register as a lobbyist in that jurisdiction. Extreme care must be taken with any such contacts and Employees must get approval of the CCO prior to any such communication.

In addition, pursuant to the provisions of the Rule, the Firm and its Employees are prohibited from coordinating, or soliciting any person or political action committee to make, any:

(A)	Contribution to an official of a government entity to which the Firm is providing or seeking to provide investment advisory services; or

(B)	Payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

Note that the Rule also applies in situations where the Firm acts in a sub-advisory relationship to an entity that is providing investment adviser to a governmental entity.

While the Rule appears straightforward, it may raise complicated personal and Firm issues. All Employees must keep careful records of their own political contributions and those of their immediate families. The CCO may inquire from time to time about political contributions to government officials and will check publicly available records of those from time to time. The Firm does not espouse any particular political philosophy.

Note that at the present time the Firm is not requiring pre-clearance of immediate family member contributions, however Employees must be aware that the requirements of Rule 206(4)- 5 may not be circumvented by contributions being made “indirectly” and the CCO may from time to time inquire about such contributions. Employees will be required to certify as to political contributions in an annual certification.

Section V: Manipulation of Firm Audit

Employees must not, and must not direct others to, take any action to fraudulently influence, coerce, manipulate, or mislead any public or certified public accountant engaged in the audit or review of the Firm’s financial statements for the purpose of rendering those financial statements materially misleading; nor may they take any such action at the direction of any Employee. Examples of actions that could result in rendering financial statements materially misleading include: issuance of a report on the Firm’s financial statements that is not warranted in the circumstances due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other standards; non-performance of audit, review or other procedures required by generally accepted auditing standards or other professional standards; failure to communicate matters to the Firm’s audit committee or management. Any such actions could be deemed by regulation, law or the Firm to be “for the purpose of” rendering the financial statement misleading if the person involved knew or was unreasonable in not knowing that the improper action, if successful, would result in rendering financial statements materially misleading.

Section VI: Reporting of Violations; Supervision; Sanctions

Reporting Violations

Employees who know of, or suspect, a violation of the Firm’s Code of Ethics, this Manual, or any rule, law or regulation that the Firm is subject to, should immediately report to the CCO. If an Employee makes a report of a violation or suspicion of a violation to a supervisor or other member of management or other member of the Firm’s management, the person to whom the report was initially made must immediately make the CCO aware of such report so that the CCO can conduct a prompt investigation.

All suspected violations will be investigated fully, with documentation maintained by the CCO of any findings and resolution. Nothing contained in this Compliance Manual or Code of Ethics shall be deemed to prohibit an Employee from exercising their right to make a whistleblower complaint to the SEC. The Firm will not retaliate against any Employee who reports a suspected violation either internally or to the SEC.

If an Employee makes a report of a violation or suspicion of a violation to a supervisor, the person to whom the report was initially made must immediately make the CCO aware of such report so that the CCO can conduct a prompt investigation.

Supervision and Record-Keeping

All Employees shall submit an annual compliance certification acknowledging receipt of this Code of Ethics and the Compliance Manual, and shall be required therein to certify as to such compliance matters as the CCO shall deem necessary,

The CCO is responsible for the reviewing all Employee annual compliance certifications, as well as any other reports submitted pursuant to this Code of Ethics. The CCO shall determine that all required reports have been submitted, that no conflicts or violations of policy have been reported and document any exceptions to the Firm’s policies granted by the CCO or the Managing Member. The CCO will retain copies of all reports as well as copies of any exceptions granted, including a description of the rationale used to approve the exception.

Sanctions

Any violation of any components of this Code of Ethics may result in disciplinary action. The Managing Member, in consultation with the CCO shall determine an appropriate sanction, which may include censure, suspension, demotion, monetary fines or termination.

Code of Ethics Addendum

	Covered Accounts	Hedge Fund & Private Equity Investments (a type of Covered Account)	Managed Accounts
Disclose existence of accounts annually and upon hire	Required	Required	Required
Disclose holdings in account upon hire	Report holdings in the account within 10 days of hire	Not required	Not required
Provide account opening documents or other account info sufficient to make account type determination	In CCO’s discretion, may be required	In CCO’s discretion, may be required	Required
Quarterly Transaction Reporting	Required within 30 days of QE	Provide monthly statements, or similar statement	Not required
Annual Holdings Reporting	Required within 45 days of YE	Provide annual K-1 or similar statement	Not required
Subject to Prohibitions and Preclearance of transactions	Subject	New and additional investments and redemptions subject to preclearance	Not subject